Exhibit 99.1

Prothena Reports Fourth Quarter and Full Year 2014 Financial Results and Provides 2015 Financial Guidance and R&D Update

•
Net cash used in operating activities was $12.5 million in the fourth quarter and $0.7 million for the full year of 2014; year-end cash position of $293.6 million provides solid runway for continued advancement of multiple programs

•	Initiated The VITAL Amyloidosis Study, a global Phase 3 registrational trial for NEOD001, based on positive results from the ongoing Phase 1/2 study of NEOD001 in patients with AL amyloidosis

•	Received Fast Track designation from the U.S. Food and Drug Administration (FDA) for NEOD001

•	Completed Phase 1 single ascending dose study of PRX002 in healthy volunteers, with results expected in March 2015

•	Plan to initiate Phase 1 study for PRX003 in first half of 2015

DUBLIN, Ireland - March 5, 2015 - Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapy programs, today reported financial results for the fourth quarter and full year ended December 31, 2014 and provided 2015 financial guidance and an update on its lead programs.

Prothena reported net losses of $13.1 million and $7.2 million for the fourth quarter and full year of 2014, respectively, compared to net losses of $11.1 million and $41.0 million for the fourth quarter and full year of 2013, respectively.

“Over the last year, we made significant progress with each of our protein immunotherapy programs, transitioning into a late-stage clinical biotechnology company with the initiation of The VITAL Amyloidosis Study, our global Phase 3 registrational trial evaluating the benefit of adding NEOD001 to standard of care for the treatment of patients with AL amyloidosis and cardiac dysfunction,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena. “In addition, together with Roche, we advanced PRX002 into clinical development, with data expected from a Phase 1 single ascending dose trial in March, and a second ongoing Phase 1 study in patients with Parkinson’s disease with data expected in first half of 2016.”

“Importantly, we strengthened our balance sheet by raising $117.4 million in net proceeds through a successful secondary public offering, providing a solid financial foundation for continued progress,” continued Dr. Schenk. “Complementing the PRX002 results in March, we anticipate a catalyst-rich 2015, with The VITAL Amyloidosis Study expected to enroll patients at numerous sites globally, new data anticipated from our ongoing Phase 1/2 study of NEOD001 in patients with AL amyloidosis and persistent organ dysfunction, as well as the initiation of a Phase 1 clinical trial for PRX003 expected in the first half of this year.”

Full Year 2014 and Recent Highlights

NEOD001 is a monoclonal antibody for the potential treatment of AL amyloidosis:

•	Received Fast Track designation for NEOD001, the first investigational immunotherapy specifically targeting the disease-causing protein in AL amyloidosis to receive this designation from the FDA

•
Initiated The VITAL Amyloidosis Study, an international, multi-center, randomized, double-blind, placebo-controlled Phase 3 trial targeting enrollment of approximately 230 newly-diagnosed, treatment-naïve patients with AL amyloidosis and cardiac dysfunction. The trial is designed to evaluate NEOD001 in combination with standard of care as compared to standard of care alone, with a composite primary endpoint of all-cause mortality or cardiac hospitalization

•
Presented positive Phase 1/2 results for NEOD001 demonstrating 50% response rate in cardiac-evaluable patients and 42.9% best response rate in renal-evaluable patients with AL amyloidosis and persistent organ dysfunction. These data compare favorably to historical data that would have predicted 26.5% cardiac response and approximately 24% renal response rates in patients treated solely with standard of care

PRX002 is a monoclonal antibody for the potential treatment of Parkinson's disease and other related synucleinopathies, and is the primary focus of Prothena's worldwide collaboration with Roche:

•	Phase 1 progress, together with Roche:

•	Completed the Phase 1 single ascending dose study for PRX002 in healthy volunteers

•	Continued to enroll patients in the Phase 1 multiple ascending dose study for PRX002 in patients with Parkinson’s disease

•	Received $45 million in upfront and clinical milestone payments under the worldwide collaboration with Roche to develop and commercialize antibodies targeting alpha-synuclein, including PRX002
PRX003 is a monoclonal antibody for the potential treatment of psoriasis and other inflammatory diseases:

•	Selected psoriasis as the initial indication as a potentially rapid clinical path to proof-of-biology in Phase 1
Corporate

•	Continued to bolster our leadership team with the appointment of Bill Homan as Chief Legal Officer and the promotion of Tara Nickerson, PhD, MBA to Chief Business Officer

•
Diversified Prothena’s shareholder base through a successful secondary offering of 3.2 million ordinary shares sold by Elan Science One Limited, an indirect wholly-owned subsidiary of Perrigo Company plc, whereby Perrigo no longer owns any ordinary shares of Prothena

•	Raised aggregate net proceeds of $117.4 million through the issuance of 5.5 million ordinary shares

Upcoming Research and Development Pipeline Milestones

Prothena's research and development pipeline includes three lead protein immunotherapy programs.

NEOD001

•	Enroll patients with AL amyloidosis and cardiac dysfunction in The VITAL Amyloidosis Study, a global Phase 3 registrational trial

•	Expect additional data from the Phase 1/2 study in patients with AL amyloidosis and persistent organ dysfunction to be shared at least annually, beginning in 2015

PRX002

•	Expect results from the Phase 1 single ascending dose clinical study in healthy subjects in March 2015

•	Expect data from Phase 1 multiple ascending dose clinical study in patients with Parkinson’s disease in the first half of 2016

PRX003

•	Expect to initiate Phase 1 single ascending dose trial in healthy volunteers in the first half of 2015

•	Expect to initiate Phase 1 multiple ascending dose study in patients with psoriasis in 2016

Fourth Quarter and Year End 2014 Financial Results and 2015 Financial Guidance

Prothena reported net losses of $13.1 million and $7.2 million for the fourth quarter and full year of 2014, respectively, as compared to net losses of $11.1 million and $41.0 million for the fourth quarter and full year of 2013, respectively. Net losses per share were $0.48 and $0.29 for the fourth quarter and full year of 2014, respectively, as compared to net losses per share of $0.52 and $2.20 for the fourth quarter and full year of 2013, respectively.

Prothena reported total revenue of $2.0 million and $50.9 million for the fourth quarter and full year of 2014, respectively, as compared to total revenue of $0.2 million and $0.7 million for the fourth quarter and full year of 2013, respectively. The increase was primarily due to $1.9 million and $50.3 million in collaboration revenue recognized in relation to the PRX002 collaboration with Roche in the fourth quarter and full year of 2014, respectively.

Research and development (R&D) expenses totaled $10.1 million and $38.5 million for the fourth quarter and full year of 2014, respectively, as compared to $5.6 million and $26.1 million for the fourth quarter and full year of 2013, respectively. The increase in R&D expenses was primarily due to increased external expenses related to product manufacturing and clinical trials, and higher personnel costs. R&D expenses included non-cash share-based compensation expense of $0.6 million and $2.3 million for the fourth quarter and full year of 2014, respectively, as compared to $0.4 million and $1.0 million of the fourth quarter and full year of 2013, respectively.

General and administrative (G&A) expenses totaled $5.0 million and $19.1 million for the fourth quarter and full year of 2014, respectively, as compared to $5.3 million and $15.1 million for fourth quarter and full year of 2013, respectively. The increase in G&A expenses was primarily due to increases in personnel costs and higher consulting expenses for the fourth quarter and full year of 2014. G&A expenses included non-cash share-based compensation expense of $0.8 million and $3.3 million for the fourth quarter and full year of 2014, respectively, as compared to $0.7 million and $2.1 million for the fourth quarter and full year of 2013, respectively.

Total non-cash share-based compensation expense was $1.4 million and $5.6 million for the fourth quarter and full year of 2014, respectively, as compared to $1.1 million and $3.1 million for the fourth quarter and full year of 2013, respectively.

As of December 31, 2014, Prothena had $293.6 million in cash and cash equivalents and no outstanding debt. As of February 27, 2015, Prothena had 27.4 million ordinary shares outstanding.

The Company expects the full year 2015 net cash burn from operating and investing activities to be $66 to $72 million, ending the year with approximately $225 million in cash (mid-point). The estimated full year 2015 net cash burn from operating and investing activities is primarily driven by an estimated net loss of $77 to $83 million, which includes an estimated $9 million of non-cash share-based compensation expense.

Conference Call Details

Prothena management will discuss these results and its 2015 outlook in a live audio webcast and conference call today, Thursday, March 5, 2015, at 4:30 p.m. ET. The webcast will be made available on the Company's website at www.prothena.com under the Investors tab in the Events and Presentations section. Following the live audio webcast, a replay will be available on the Company's website for 90 days.

To access the call via dial-in, please dial (877) 887-5215 (U.S. toll free) or (315) 625-3069 (international) five minutes prior to the start time and refer to conference ID number 82696406. A replay of the call will be available until March 12, 2015 via dial-in at (855) 859-2056 (U.S. toll free) or (404) 537-3406   (international), Conference ID Number 82696406.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company focused on the discovery, development and commercialization of novel protein immunotherapy programs for the potential treatment of diseases that involve amyloid or cell adhesion. The Company is developing antibody-based product candidates that target a number of potential indications including AL amyloidosis (NEOD001), Parkinson’s disease and other related synucleinopathies (PRX002) and psoriasis and other inflammatory diseases (PRX003).

For more information, please visit the Company’s website at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the strength of our cash position; the enrollment for our VITAL Amyloidosis Study for NEOD001; the timing of reporting additional data from the multiple ascending dose and expansion phase portion of our ongoing Phase 1/2 study for NEOD001; the timing of reporting data from our Phase 1 single ascending dose and multiple ascending dose studies for PRX002; the timing of initiating our Phase 1 single ascending dose and multiple ascending dose studies for PRX003 and the timing of proof-of-biology of PRX003; our anticipated net cash burn from operating activities for 2015 and expected cash balance at the end of 2015; and our estimated net loss and non-cash share-based compensation expense for 2015. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 7, 2014, our subsequent Quarterly Reports on Form 10-Q filed with the SEC and our Annual Report on Form 10-K to be filed with the SEC for our fiscal year 2014. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Collaboration revenue	$1,891	$—	$50,320	$—
Revenue—related party	122	167	534	676
Total revenue	2,013	167	50,854	676
Operating expenses:
Research and development	10,107	5,600	38,452	26,052
General and administrative	5,011	5,269	19,051	15,051
Total operating expenses	15,118	10,869	57,503	41,103
Loss from operations	(13,105)	(10,702)	(6,649)	(40,427)
Other income (expense), net	118	(204)	310	(154)
Loss before income taxes	(12,987)	(10,906)	(6,339)	(40,581)
Provision for income taxes	123	148	811	415
Net loss	$(13,110)	$(11,054)	$(7,150)	$(40,996)
Basic and diluted net loss per share attributable to holders of ordinary shares	$(0.48)	$(0.52)	$(0.29)	$(2.20)
Shares used to compute basic and diluted net loss per share attributable to holders of ordinary shares	27,384	21,394	24,672	18,615

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	December 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$293,579	$176,677
Other current assets	5,696	1,545
Total current assets	299,275	178,222
Property and equipment, net	3,121	3,372
Other non-current assets	1,720	816
Total assets	$304,116	$182,410
Liabilities and Shareholders’ Equity
Accrued research and development	$2,285	$1,542
Other current liabilities	9,754	5,864
Total current liabilities	12,039	7,406
Non-current liabilities:	2,188	1,734
Total liabilities	14,227	9,140
Total shareholders’ equity	289,889	173,270
Total liabilities and shareholders’ equity	$304,116	$182,410

Contact
Investors: Tran Nguyen, CFO
650-837-8535, IR@prothena.com

Media: Angela Bitting
925-202-6211, angela.bitting@prothena.com